Exhibit (d)(iii)(D)
Supplemental Terms and Conditions to
the Administrative Services Agreement between the
American AAdvantage Funds
and
AMR Investment Services, Inc.
     The attached amended Schedule A is hereby incorporated into the Administrative Services Agreement (“Agreement”) dated March 1, 2002, as amended on May 13, 2003 and February 9, 2004, between the American Beacon Funds, formerly known as American AAdvantage Funds, and American Beacon Advisors, Inc., formerly known as AMR Investment Services, Inc. To the extent that there is any conflict between the terms and conditions of the Agreement and these Supplemental Terms and Conditions (“Supplement”), this Supplement shall govern.
Dated: May 17, 2007

AMERICAN BEACON FUNDS
By:	/s/ Douglas G. Herring
Douglas G. Herring
President

AMERICAN BEACON ADVISORS, INC.
By:	/s/ William F. Quinn
William F. Quinn
Chairman & CEO

Amended
Schedule A
to the
Administrative Services Agreement
between
American AAdvantage Funds
and
AMR Investment Services, Inc.
     As compensation pursuant to section 3 of the Administrative Services Agreement between American Beacon Funds (the “Trust”) and American Beacon Advisors, Inc. (“AmBeacon”), the Trust shall pay to AmBeacon a fee, computed daily and paid monthly, at the following annual rates as percentages of each Fund’s average daily net assets:

Class of Shares	Funds	Fee
AMR	All	0.00%

Institutional	International Equity Index,	0.05%
	Small Cap Index and S&P 500 Index
	Treasury Inflation Protected Securities	0.10%
	Intermediate Bond Fund	0.00%
	Short-Term Bond Fund	0.00%
	All other non-Money Market Funds	0.25%
	All Money Market Funds	0.10%

PlanAhead	All non-Money Market Funds	0.25%
	All Money Market Funds	0.10%

Service	All	0.25%
Dated: May 17, 2007